PRESS RELEASE
FOR IMMEDIATE RELEASE

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc

FRATERNITY COMMUNITY BANCORP, INC.

ADOPTS STOCK REPURCHASE PLAN

May 14, 2012, Baltimore, Maryland — Fraternity Community Bancorp, Inc., (the “Company”) (OTCBB: FRTR), the holding company for Fraternity Federal Savings and Loan Association, announced today that it has authorized a stock repurchase program to acquire up to 158,700 shares, or 10%, of the Company’s outstanding common stock.  The program is eligible to commence upon receiving a satisfactory response from the Company’s regulator, the Federal Reserve Bank of Richmond.  Once supervisory review is complete, the Company will file a Form 8-K to notify investors that the Company is permitted to commence purchasing shares.

Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions.  Repurchases will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by the Company.

“We are pleased to announce that we are prepared to initiate our first repurchase program, subject to regulatory clearance,” stated Thomas K Sterner, Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Company.  “We are committed to delivering shareholder value, and the Company is focused on the effective and efficient use of excess capital.  We view repurchases as an important tool available to achieve that goal.”

Fraternity Federal Savings and Loan Association, founded in 1913, is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to receipt of FRB non-objection to the Company’s proposed repurchase program, real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements.